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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-86016 and 333-95149) pertaining to the MPSI Systems Inc. 1988 Stock Option Plan and the MPSI Systems Inc. 1998 Stock Plan of our reports dated February 25, 2002, with respect to the consolidated financial statements and schedule of MPSI Systems Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 2001.

    Additionally, we consent to the incorporation therein of our report dated June 26, 2001, with respect to the financial statements and schedule of the MPSI Systems Inc. Matching Investment Plan for the year ended December 31, 2000 included in the Annual Report (Form 11-K) filed with the Securities and Exchange Commission.

                                                               ERNST & YOUNG LLP


Tulsa, Oklahoma
February 25, 2002